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                                                                    Exhibit 99.2

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

---------------------------------------------X
                                             :
OMNICARE, INC.                               :
                                             :
                   Plaintiff,                :              19800
                                             :
              -vs.-                          :     COMPLAINT
                                             :     ---------
NCS HEALTHCARE, INC., JON H. OUTCALT,        :
KEVIN B. SHAW, BOAKE A. SELLS,               :
RICHARD L. OSBORNE, GENESIS HEALTH VENTURES, :
INC., and GENESIS SUB, INC.,                 :
                                             :
                   Defendants,               :
---------------------------------------------X


         Plaintiff Omnicare, Inc. ("Omnicare"), by its undersigned counsel, alleges upon knowledge as to itself and its own acts and upon information and belief as to all other matters, as follows:

                              NATURE OF THE ACTION
                              --------------------

         1. Pursuant to an Agreement and Plan of Merger by and among Genesis Health Ventures, Inc., ("Genesis"), Genesis Sub, Inc. ("Genesis Sub"), and NCS Healthcare, Inc; ("NCS"), dated as of July 28, 2002 (the "Genesis Merger Agreement"), NCS has agreed to merge with Genesis Sub (the "Proposed Genesis Merger"). Days before NCS entered into the Genesis Merger Agreement, Omnicare made a substantially superior all-cash offer, but defendants Jon H. Outcalt, Kevin B. Shaw, Boake A. Sells, and Richard L. Osborne, members of NCS's board of directors (collectively, the "Director Defendants"), in violation of their fiduciary duties to NCS stockholders, declined even to consider Omnicare's superior offer. Moreover, they agreed to terms in


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the Genesis Merger Agreement that make it virtually impossible for Omnicare's offer, or any other offer from any other bidder, to be accepted.

         2. The Genesis Merger Agreement substantially undervalues NCS. This merger is in fact a low premium acquisition of NCS for approximately half of what Omnicare has offered.

         3. On July 26, 2002, prior to NCS's entry into the Genesis Merger Agreement, Omnicare, which has been attempting to negotiate an acquisition of NCS or its assets since last summer, offered to acquire NCS for $3.00 per share in cash, with Omnicare assuming and/or retiring existing NCS debt at its full principal amount plus accrued interest. The Director Defendants never responded to Omnicare's proposal.

         4. Instead, the Director Defendants, in violation of their fiduciary obligations to NCS stockholders, approved the Proposed Genesis Merger and the Genesis Merger Agreement, which provide NCS stockholders with approximately half the value being offered by Omnicare. In further violation of their fiduciary obligations to NCS stockholders, the Director Defendants have also agreed to a host of onerous and draconian defensive measures with respect to the Proposed Genesis Merger that are disproportionate to any perceived threat posed to NCS and that effectively preclude acceptance of any superior bid, including the premium offer made by Omnicare.

         5. Although NCS stockholders will theoretically have the opportunity to vote for or against the acquisition, the outcome of that vote is already a foregone conclusion. Because holders of NCS Class A shares are allowed one vote per share, while holders of NCS Class B shares (namely, Director Defendants Outcalt and Shaw,


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and no one else) are allowed ten votes per share, Defendants Outcalt and Shaw control sufficient voting strength to ensure approval of the Genesis Merger Agreement.

         6. Such approval is guaranteed by the fact that NCS, Genesis and Director Defendants Outcalt and Shaw have executed an agreement, pursuant to which, in further violation of their fiduciary obligations to NCS stockholders, Director Defendants Outcalt and Shaw have granted Genesis an "irrevocable proxy" to vote all their shares of NCS Class B common stock in favor of the Genesis Merger Agreement (the "Director Proxy Lock-Up").

         7. While the Director Proxy Lock-Up is ostensibly terminable if the Genesis Merger Agreement is terminated, the Genesis Merger Agreement contains a provision prohibiting the NCS Board of Directors from terminating the Genesis Merger Agreement prior to the stockholder vote to approve it (the "No Termination Provision"). As a result, Genesis and the NCS Board of Directors have "locked-up" the acquisition of NCS and have forced an inferior deal upon the NCS stockholders.

         8. To clinch the coercive, onerous and preclusive effects of these actions, the Genesis Merger Agreement provides that, if the Proposed Genesis Merger does not obtain the required stockholder approval, thus preventing consummation of the merger (an unlikely event given the other provisions described above), NCS will face a $6 million penalty if it pursues any alternative acquisition within 12 months of the termination of the Genesis Merger Agreement (the "Break-up Penalty"). This provision, while no more than a transparent attempt to prevent other bidders from offering NCS stockholders fair value for their shares, provides Genesis and Genesis Sub with a windfall, while betraying the interests of NCS stockholders by making it difficult for


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NCS to negotiate with third parties willing to offer NCS stockholders greater value than they will realize through the Proposed Genesis Merger.

         9. Thus, the Director Defendants, by agreeing to the No Termination Provision, the Director Proxy Lock-Up, the Break-up Penalty and the rest of the indisputably inferior terms offered by Genesis, have effectively abdicated their fiduciary duties to manage NCS and have impermissibly locked NCS stockholders into a transaction that denies them anything close to fair value for their shares. The Director Defendants in effect decided not only to take a "fiduciary holiday," but to put their fiduciary duties into permanent receivership.

         10. Accordingly, Omnicare is forced to bring this action to secure declaratory and injunctive relief against the breaches of fiduciary duty by the Director Defendants alleged herein, and the aiding and abetting of such breaches of fiduciary duty by Genesis and Genesis Sub alleged herein.

                                    PARTIES
                                    -------

         11. Plaintiff Omnicare is a corporation organized and existing under the laws of the State of Delaware with its principal place of business in Covington, Kentucky. Omnicare is an important participant in the institutional pharmacy business, with annual sales in excess of $2.1 billion during its last fiscal year. Omnicare is a stockholder of NCS.

         12. Defendant NCS is a corporation organized and existing under the laws of the State of Delaware and its principal place of business in Beachwood, Ohio. NCS is an independent provider of pharmacy and related services to long-term care and


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acute care facilities, including skilled nursing centers, assisted living facilities and hospitals.

        13. Defendant Jon H. Outcalt is Chairman of the Board of Directors of NCS and a founding principal of NCS. Outcalt has been a member of the Board since 1986. As a Director of NCS, Outcalt owes fiduciary duties of loyalty and care to NCS stockholders.

         14. Defendant Kevin B. Shaw is a founding principal and has been President, Secretary and a Director of NCS since 1986. As an Officer and Director of NCS, Shaw owes fiduciary duties of loyalty and care to NCS stockholders.

         15. Defendant Boake A. Sells has been a member of the Board since 1993 and serves on the Audit and Human Resources Committees of the Board. As a Director of NCS, Sells owes fiduciary duties of loyalty and care to NCS stockholders.

         16. Defendant Richard L. Osborne has been a member of the Board since 1986 and serves on the Audit and Human Resources Committees of the Board. As a Director of NCS, Osborne owes fiduciary duties of loyalty and care to NCS stockholders.

         17. Defendant Genesis is a corporation organized and existing under the laws of the State of Pennsylvania with its principal place of business in Kennett Square, Pennsylvania.

         18. Defendant Genesis Sub, a wholly owned subsidiary of Genesis, is a corporation organized and existing under the laws of the State of Delaware. Genesis Sub was formed by Genesis to acquire NCS.

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                               FACTUAL BACKGROUND
                               ------------------

Negotiations Between Omnicare And NCS
-------------------------------------

     19. Omnicare has been analyzing a combination with NCS for quite some time with the assistance of its legal and financial advisors.

     20. Since July 2001, Omnicare and NCS have been in discussions about a possible acquisition of NCS or its assets by Omnicare.

     21. On August 29, 2001, Omnicare sent NCS a written proposal to acquire the assets of NCS, an asset purchase agreement and a due diligence request list.

     22. On several occasions in October, 2001, NCS, directly or through its financial advisors, produced to Omnicare information relating to NCS's financial and business matters.

The Omnicare Merger Proposal
----------------------------

     23. On July 26, 2002, Joel F. Gemunder, President and CEO of Omnicare, sent a letter to defendant Jon H. Outcalt, Chairman of the Board of Directors of NCS, proposing an acquisition of NCS by Omnicare in a merger transaction pursuant to which NCS stockholders would receive $3.00 per share in cash and Omnicare would assume and/or retire existing NCS debt at its full principal amount plus accrued interest.

     24. On July 28, 2002, Mr. Gemunder sent another letter to Mr. Outcalt, expressing Omnicare's disappointment that NCS and its representatives had continued to refuse to meet with Omnicare to discuss Omnicare's proposal to acquire NCS. The letter noted that Omnicare's $3.00 per share offer represented more than four times NCS's current stock price, which was already at its highest level in two years.


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     25. The letter also noted that this proposal would provide almost $400 million in cash to NCS's security holders, and reiterated Omnicare's continued belief that such a proposal provides exceptional value to the NCS security holders.

     26. The letter further recited that Omnicare's Board had authorized this proposal, that Omnicare was prepared to negotiate quickly and execute a mutually acceptable definitive merger agreement and that Omnicare, having done extensive due diligence on NCS, would need to do only confirmatory due diligence, which would involve only a review of certain non-public information typical for a transaction of this type, in order to proceed with a definitive merger agreement. The letter stated that, with the cooperation of the NCS board members, such confirmatory due diligence could be completed and a definitive merger agreement could be executed in one week. To help clarify and facilitate its proposal, Omnicare enclosed a draft merger agreement, which contained provisions customary for transactions of this type.

     27. Significantly, as the letter pointed out, Omnicare's proposal is not subject to any financing contingencies, did not contain any request for voting or similar agreements from any NCS stockholder, and did not require that NCS agree to a "breakup" or similar fee that might act as a deterrent to someone willing to provide greater value to NCS's equity and debt holders. The letter expressed Omnicare's belief that the security holders of NCS should have the option to choose a transaction providing them with the greatest value without any impediment to that choice or the payment of any penalty for that choice.

     28. Mr. Gemunder's letter concluded by expressing the hope that Mr. Outcalt and the other members of the NCS Board of Directors view this proposal as


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Omnicare does -- an excellent opportunity for the equity and debt holders of
NCS to realize full value for their securities to an extent not likely to be available to them in the marketplace. That letter concluded as follows:

     In the context of a negotiated transaction, we are prepared to discuss all aspects of our proposal with you, including structure, economics and your views as to be proper roles for our respective management and employees in the combined company. We would also consider a stock transaction in order to allow NCS stockholders to share in the upside of the combined companies. With respect to structure, we would be willing to discuss acquiring the securities of NCS in a tender offer. We wish, and are prepared, to meet immediately with you and the other directors, management and advisors to answer any questions about our proposal and to proceed with negotiations leading to the execution of a definitive merger agreement.

     We continue to believe that there are clear and compelling advantages to both Omnicare and NCS from the combination of our two companies and that such a transaction would create significant value for each of our companies and our respective security holders. We trust that you and the other members of the NCS Board of Directors will give this proposal immediate and serious consideration. Your fiduciary duties to your equity and debt holders require no less. We look forward to hearing from you promptly.


     29. To date, no response has been forthcoming.

The Genesis Merger Agreement
----------------------------

     30. On July 29, 2002, NCS announced that, on July 28, 2002, it had entered into a Genesis Merger Agreement. Under the terms of the Genesis Merger Agreement, each outstanding share of NCS would be exchanged for 0.1 shares of Genesis. This offer purportedly represented a value of $1.60 per share of NCS stock (far less than the $3.00 per share in cash offered by Omnicare). Meanwhile, the Director

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Defendants simply ignored Omnicare's all-cash proposal with a value of four times NCS's current stock price.

     31. The Genesis Merger Agreement and the associated Director Proxy Lock-Up have effectively locked up NCS for Genesis and precluded any superior offer. The Director Proxy Lock-Up, for example, requires that Director Defendants Outcalt and Shaw, who collectively hold approximately 65% of the voting power of all stockholders of NCS through their holdings of NCS Class B common stock,
(a) grant a proxy to Genesis to vote their respective shares of NCS common stock in favor of adoption and approval of the Proposed Genesis Merger and against proposals for other transactions no matter how superior, and (b) not transfer their shares of NCS common stock prior to consummation of the Proposed Genesis Merger.

     32. By agreeing to the terms of the Director Proxy Lock-Up, the Director Defendants have surrendered any ability to fulfill their fiduciary duties to NCS and its stockholders. Although the Genesis Merger Agreement purports to permit the Director Defendants to furnish non-public information to or enter into discussions with "any Person in connection with an unsolicited bona fide written Acquisition Proposal by such person," that provision is completely illusory. The Director Proxy Lock-Up combined with the No Termination Provision of the Genesis Merger Agreement effectively prevents the NCS Board from accepting any alternative proposal.

     33. In addition to the constraint of the Director Proxy Lock-Up and the No Termination Provision of the Genesis Merger Agreement, NCS's ability to negotiate with third parties willing to offer NCS stockholders greater value is further hampered by requiring that, if the Proposed Genesis Merger fails to obtain the required stockholder

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approval (which, by the way, is not currently possible), thus preventing the consummation of the proposed merger, NCS must pay the $6 million Break-up Penalty if it enters into an alternative acquisition agreement, an acquisition is consummated, or the Board recommends that NCS enter into such agreement within 12 months of the termination of the Genesis Merger Agreement. This penalty amounts to an astounding 15% of the equity value of the transaction.

     34. The Director Proxy Lock-Up, the No Termination Provision and the Break-up Penalty (a) impede Omnicare's ability (as well as the ability of any other third party) to conclude a merger with NCS for greater value than that provided by the Genesis Merger Agreement despite that agreement's economic inferiority to the Omnicare Proposed Merger and, therefore, (b) preclude stockholder consideration of merger proposals from parties such as Omnicare who wish to offer NCS stockholders greater value than that offered by the Proposed Genesis Merger.

     35. The Director Defendants have impermissibly denied NCS stockholders the benefit of the more favorable terms offered by Omnicare and have effectively abdicated their responsibility to manage the corporation in accordance with their fiduciary duties to NCS and its stockholders.

     36. The Director Defendants have breached their fiduciary duties by approving the Genesis Merger Agreement, of which the Director Proxy Lock-Up is an essential component.

     37. To prevent ongoing irreparable injury to Omnicare and all other NCS stockholders, Omnicare brings this action seeking injunctive and other relief, among other things, declaring the Genesis Merger Agreement and the Director Proxy Lock-Up null and void.

                                    COUNT I
                                    -------

            BREACH OF FIDUCIARY DUTY AGAINST THE DIRECTOR DEFENDANTS

     38. Omnicare repeats and realleges each of the preceding allegations as if set forth fully herein.

     39. By virtue of their positions as directors of NCS, the Director Defendants owe duties to NCS and its stockholders. These duties include, but are not limited to, the obligation to consider and fully evaluate all offers for NCS, the obligation to exercise due care in conducting the affairs of NCS, the obligation not to put self-interest and personal or other consideration ahead of the interests of NCS stockholders, and the obligation not to take unreasonable defensive measures that are disproportionate to any perceived threat posed to NCS.

     40. The decisions of the Director Defendants with respect to the Director Proxy Lock-Up and the Genesis Merger Agreement demonstrate a lack of good faith, could not have been based upon a reasonable inquiry, and unreasonably preclude Omnicare or any other third party from entering into an agreement that offers greater value to NCS stockholders than that offered by the Proposed Genesis Merger.

     41. The Director Defendants have breached their duties of care and loyalty by agreeing to enter into the Genesis Merger Agreement and the Director Proxy Lock-Up.

     42. Additionally, in further breach of their fiduciary duties, the Director Defendants have failed even to consider Omnicare's superior offer.

     43. The Director Defendants have willfully and purposely refused to explore Omnicare's bid, even when Omnicare specifically invited NCS representatives to engage in discussions with respect to that bid. The Director Defendants' willful blindness and refusal to fully inform themselves of Omnicare's superior offer constitutes a breach of the Director Defendants' fiduciary duties.

     44. Unless enjoined by this Court, the Director Defendants will continue to breach their fiduciary duties to the detriment of NCS and its stockholders thereby preventing NCS's stockholders from even considering potentially superior merger proposals, such as the Omnicare Merger Proposal.

     45. Omnicare has no adequate remedy at law.

                                    COUNT II
                                    --------

                    AIDING AND ABETTING BREACH OF FIDUCIARY
                      DUTY AGAINST GENESIS AND GENESIS SUB

     46. Omnicare repeats and realleges each of the preceding allegations as if set forth fully herein.

     47. By virtue of their positions as directors of NCS, the Director Defendants owe fiduciary duties to the stockholders of NCS.

     48. The Director Defendants have breached their fiduciary duties to the detriment of NCS and its stockholders.

     49. Genesis and Genesis Sub have aided and abetted the Director Defendants in their breaches of fiduciary duty. As direct participants in the Director Proxy Lock-Up and the Genesis Merger Agreement, Genesis and Genesis Sub purposefully, knowingly and substantially aided and abetted the Director Defendants in their breach of fiduciary duties by insisting upon and agreeing to the excessive and

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unreasonable features and "penalty" provisions of the Genesis Merger Agreement and the Director Proxy Lock-Up, which were designed by Genesis, Genesis Sub and NCS to interfere with Omnicare's or any other superior merger proposals.

     50. Unless enjoined, Genesis and Genesis Sub will continue to aid and abet the Director Defendants' breaches of fiduciary duties to NCS and its other stockholders.

     51. Omnicare has no adequate remedy at law.

     WHEREFORE, Omnicare prays for judgment as follows:

     a. Preliminarily and permanently enjoining NCS, the Director Defendants, Genesis, Genesis Sub, and their respective officers, directors, employees, agents and all persons acting on their behalf from taking further steps or any actions with respect to (i) the Director Proxy Lock-Up and/or (ii) the Genesis Merger Agreement;

     b. Preliminarily and permanently enjoining Genesis and Genesis Sub from aiding and abetting the Director Defendants' breaches of their fiduciary duties of loyalty and care;

     c. Declaring the Genesis Merger Agreement and the Director Proxy Lock-Up null and void; and

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     d. Granting Omnicare such other and further relief as this Court may deem just and proper, including the costs and disbursements of this action and reasonable attorneys' fees.

Dated: Wilmington, Delaware
       August 1, 2002


                                      POTTER ANDERSON & CORROON LLP



                                      By    /s/ Donald J. Wolfe, Jr.
                                         -----------------------------------
                                         Donald J. Wolfe, Jr.
                                         Hercules Plaza
                                         1313 N. Market Street
                                         P.O. Box 951
                                         Wilmington, DE 19899
                                         (302) 984-6015


Of counsel:

Robert C. Myers
David F. Owens
Melanie R. Moss
DEWEY BALLANTINE LLP
1301 Avenue of the Americas
New York, New York 10019-6092
Telephone (212) 259-8000

PAC-533464